Exhibit (h)(4)

AMENDMENT TO

CO-ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

This Amendment (the “Amendment”) is made as of the 28th day of February, 2013 by and among PNC FUNDS (the “Fund”), PNC CAPITAL ADVISORS, LLC (“PNC Capital”) and BNY MELLON INVESTMENT SERVICING (US) INC. (formerly, PNC Global Investment Servicing (U.S.) Inc.) (“BNY Mellon”).

BACKGROUND:

A.                                    The Fund and BNY Mellon entered into a Co-Administration and Accounting Services Agreement dated as of June 30, 2010, as amended (the “Agreement”), relating to BNY Mellon’s provision of certain administration and accounting services to the Fund.

B.                                    The parties desire to amend the Agreement as set forth in more detail below.

TERMS:

The parties hereby agree to amend the Agreement as follows:

1.                                      Exhibit F to the Agreement is hereby deleted in its entirety and replaced with the amended and restated Exhibit F attached hereto.

2.                                      The following is hereby added as a new Section 22 (and the existing Section 22 and all subsequent sections are hereby sequentially renumbered):

Limited Recourse.

(a)                                 Notice is hereby given that this Agreement is executed on behalf of the Trustees of the Fund as Trustees and not individually and that the obligations of or arising out of this Agreement with respect to each series of the Fund are not binding upon any of the Trustees or shareholders individually or any other series, but are binding only upon the assets and property of the applicable series.

(b)                                 With respect to any claim (including, without limitation, any claim under Sections 10 or 11 hereof) by a Co-Administrator against the Fund for recovery of any amounts, whether in accordance with the express terms of this Agreement or otherwise, the Co-Administrator will have recourse solely against the assets of the series in respect of which such claim arises to satisfy the claim and will have no recourse against the assets of any other series of the Fund.

(c)                                  The Co-Administrators are hereby expressly put on notice of the limitation of liability as set forth in the Fund’s Declaration of Trust, as amended from time-to-time (the “Declaration”), and they agree that the obligations assumed by the Fund or liabilities incurred by the Fund on behalf of each series pursuant to this Agreement will be limited in all cases to each such series and its assets, and they will not seek satisfaction of any such obligation from any shareholder of the Fund, any Trustee, officer, employee or agent of the Fund or any other series of the Fund. The Co-Administrators understand that the rights and obligations of each series under the Declaration are separate and distinct from those of any and all other series.

3.                                      Except as specifically amended herein, and except as necessary to conform to the intention of the parties hereinabove set forth, the Agreement, as amended, shall remain unaltered and in full force and effect and is hereby ratified and confirmed.

4.                                      This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.                                      This Amendment shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

BNY MELLON INVESTMENT SERVICING (US) INC.

By:	/s/ Jay F Nusblatt

Name:	Jay F Nusblatt

Title:	Executive Vice President

PNC CAPITAL ADVISORS, LLC

By:	/s/ Kevin A McCreadie

Name:	Kevin A McCreadie

Title:	President

PNC FUNDS

By:	/s/ Jennifer Spratley

Name:	Jennifer Spratley

Title:	Vice President

Amended and Restated

EXHIBIT F

Fund-of-Fund Trade Instructions

A.                                    Definitions:

“Pooled Investment Vehicles” shall mean open-end mutual funds that are FundServ eligible and exchange traded funds (“ETFs”).  The parties to the Agreement may mutually agree upon additions to this definition, for example, closed-end funds or private investment funds, after developing and/or confirming any and all operational procedures and related resources necessitated by such additions to this definition.

B.                                    PNC Capital hereby authorizes and directs BNY Mellon to receive and transmit trade instructions to purchase and/or sell certain interests in Pooled Investment Vehicles for and on behalf of the following Fund-of-Fund Portfolios of the Fund:

PNC Target 2020 Fund

PNC Target 2030 Fund

PNC Target 2040 Fund

PNC Target 2050 Fund

PNC Retirement Income Fund

as directed by PNC Capital to the following recipients;

(i)                                     for trade instructions regarding Pooled Investment Vehicles that have the transfer agent business unit of BNY Mellon serving as the Pooled Investment Vehicle’s transfer agent, to such transfer agent business unit of BNY Mellon; and

(ii)                                  for trade instructions regarding Pooled Investment Vehicles that do not have the transfer agent business unit of BNY Mellon serving as the Pooled Investment Vehicle’s transfer agent, to The Bank of New York Mellon’s custody operations group (“BNYM Custody Operations”), and BNYM Custody Operations shall transmit such trade instructions to the acting transfer agent for such Pooled Investment Vehicles as identified by PNC Capital.

C.                                    PNC Capital and the Fund acknowledge and agree that BNY Mellon and BNYM Custody Operations shall not: (i) exercise investment discretion, select or recommend securities for investment or approve trade orders prior to transmission; (ii) select the entity to which the trade orders are directed or take on any duties related to best execution or trade terms, or the appropriateness thereof; (iii) perform any duties under this Exhibit F other than the activities contemplated by this Exhibit F; and (iv) be deemed to effect or enter into any securities transaction on their own behalf or at their own risk.

D.                                    These written Fund-of-Fund Trade Instructions are continuing and shall remain in full force and effect until revoked by PNC Capital pursuant to a written notice provided to BNY Mellon.

E.                                     PNC Capital and the Fund hereby authorize BNY Mellon and/or BNYM Custody Operations to enter into, on an as needed basis, agreements with Pooled Investment Vehicles and/or their agents for the purposes of placing the trades contemplated hereby (“PIV Agreements”).  PNC Capital shall also provide appropriate agency authorizations regarding these written instructions if necessary for BNY Mellon or BNYM Custody Operations to transmit any trade instructions for the Fund-of-Fund Portfolios as contemplated herein or as required by the PIV Agreements.  BNY Mellon and BNYM Custody operations agree to use commercially reasonable efforts to comply with the terms of each PIV Agreement.  PNC Capital and the Fund-of-Fund Portfolios agree to use commercially reasonable efforts to cooperate with BNY Mellon’s and/or BNYM Custody Operations’ efforts to comply with the terms of the PIV Agreements.  For the avoidance of doubt, the provisions of Sections 10 and 11 of the Agreement apply to this Exhibit F.